Exhibit 99.1

Sequential Brands Group Receives Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standards; Transfer of Listing.

NEW YORK, August 31, 2021 (GLOBE NEWSWIRE) -- As previously disclosed, on May 25, 2021, Sequential Brands Group, Inc. (“Sequential” or the “Company”) and certain of its subsidiaries received a letter from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that as a result of not having timely filed its Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the “Form 10-Q”) that the Company was not in compliance with the requirements of Nasdaq Listing Rule 5250(c)(1). On August 25, 2021, the Company received an additional letter from Nasdaq indicating that the Company remains delinquent in filing the Form 10-Q for the period ended March 31, 2021 as well as for the period ended June 30, 2021 and therefore is not in compliance with Nasdaq Rule 5250(c)(1). The additional letter states that the Company is required to submit a plan to regain compliance with the rule by September 3, 2021 and that any exception to allow the Company to regain compliance, if granted, would require compliance by November 22, 2021.

On August 31, 2021, the Company and certain of its subsidiaries commenced voluntary Chapter 11 proceedings under Chapter 11 of the United States in the United States Bankruptcy Court for the District of Delaware. The Company received a letter from Nasdaq notifying the Company that, in accordance with Nasdaq Listing Rules 5101, 5110(b) and IM-5101-1 and as a result of its Chapter 11 filing and the existing non-compliance due to filing delinquencies, the trading of the Company’s common stock will be suspended at the opening of business on September 9, 2021 and a Form 25-NSE will be filed with the Securities and Exchange Commission which will remove the Company’s securities from listing and registration on the Nasdaq.

Sequential Brands Group:

Katherine Nash

+1 512-757-2566

Knash@sbg-ny.com